Exhibit 99.1

Letter from the president
October,17, 2006.
Dear Shareholders,

***Notice***
To those shareholders that did not open their account yet on TOL (Transfer Online) it is time to do so.
Enrollment will allow you to control your future stock transactions.
Here is the procedure:
1- Go to the TOL website: transferonline.com.
2- Click on the icon "Join" at the upper right.
3- Fill and send the form.
4- TOL will respond by email (within 5 min.) and will give you a temporary password. Take note of it.
5- Go back to the TOL website and click on 'Log In' and use the password to access your TOL account. They will then ask you to change the password for your own. Take note of it.
6- Your account will show your certificate No., the No. of shares, the issue date, your email, your address, tel. No. etc. Please check if all the info if correct.
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We have been a ' Public Reporting Company ' under SEC rules since November, 21, 2005 when our 10-SB registration became effective. The SEC has continued it's review of our filing with a July 27th comment letter to which we will respond this week.
Once the SEC completes it's review, we will follow the appropriate steps to have our shares listed on NASD's OTC-BB and quoted by a Market Maker (registered broker dealer).
The process has not commenced. You will be noticed on this page when OTC trading has commenced.

To see all the documents submitted to the SEC please see this page: sec.gov.
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Corporate Info
SuperDirectories, Inc. is a Delaware corporation authorized to issue 200,000,000 common shares of which 164,928,686 have been issued to 918 shareholders.

Our Transfer Agent
The company's Transfer Agent is Transfer Online.
See their website at: transferonline.com.

Our Consultants
We have used a Boston area consultant Mr. Frank G. Wright to steward our registration effort and coordinate that of the various professional firms we have engaged.

Our Accountants
The Malone, NY accounting firm 'Dragon Benware Crowley & Co, PC, CPA', previously our auditors since inception, now prepare our financial statements for review by a public company (PCAOB) qualified CPA's and serve has our internal auditors and accountants.
See their website at: dragonbenware

The Pittsburg, PA CPA accounting firm 'Goff Backa Alfera LLC' act as our public company (PCAOB) auditors and certify all of our SEC level reports.
See their website at: gbaco

Our Lawyers
The Pittsburgh, PA law firm of "Griffith, McCague & Wallace, PC' acts as our corporate and SEC counsel.

Our Competitors
Yahoo is now trading at $23.98/ share.
The co. market value has now reached 33.1 billion us dollars ! See Yahoo NASDAQ InfoQuotes: quotes.nasdaq.com

Google is now trading at $420.92/share.
The co. market value has now reached 92.2 billion us dollars ! See Google NASDAQ InfoQuotes: quotes.nasdaq.com

General Info about the Internet
- 685 million searches are done daily on the Internet.
- Amazon.com has a 5.9 billion us dollar annual revenue.
- eBay has a 3.8 billion us dollar annual revenue.
- Yahoo has a 2 billion us dollar annual revenue.
- There are now more than one billion people online.
- There are now more than 2.8 billion websites on the Internet and growing at a rate of 7.5 million pages/day.

Our installations
We now own 4 machines 'servers'. Two are installed at 'Westlelcom' in Watertown, NY.
One server (web.) is for the Internet users and the other (database) is used for remotely updating and replicates on the servers every two hours.
We now have one more server (web2.) installed at MCI in Montreal, and one in Gatineau, Qc for traffic load capacity & security reasons.
We will soon install one more (web4.) in Plattsburg, NY.
We just bought 'Router' machines to install on the servers to accellerate communications, this installation is allmost complete.

*** We now have 1.4 million active categories and growing with the help of now 8 directory consultants.
We now have visitors from 134 countries on our website.

Luke Lalonde, pres.
SuperDirectories Inc.